Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	May 18, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Executes Recent ‘Lease to Core’ Warehouse Investment

Chicago (May 18, 2020) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.6 billion in portfolio assets and 86 properties, announced today it executed a lease of its recently acquired Fort Worth Distribution Center.  The tenant, iDC Logistics, leased the newly constructed, Class A, state-of-the-art warehouse/distribution center totaling 350,000 square feet located in the North Fort Worth/Alliance submarket, one of the top three warehouse markets within the greater Dallas/Fort Worth (DFW) Metroplex. The lease is for the full building, includes annual rent increases of 3 percent, and is for five years until 2026.

Headquartered in Los Angeles, iDC is a leading end-to-end logistics company, providing comprehensive design, implementation, and operational capabilities in freight forwarding, contract logistics, transportation, and distribution management.

“When we acquired Fort Worth Distribution Center in late 2020, we were confident that absorption in the Dallas-Fort Worth industrial markets would continue and allow us to execute a ‘lease-to-core’ strategy for this property,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Acquiring a vacant warehouse directly from a developer in an off-market transaction is somewhat unique for us,” noted Swaringen, “however, in this case, owning upwards of 1.4 million square feet in this market, along with the strong leasing activity we are executing across our 9 million-square-foot, nationally diversified portfolio, we remain bullish on the warehouse markets overall and look to continue to increase our allocation to this property sector. Now fully leased, this investment is accretive to our current portfolio and may also provide a unique opportunity for growth.”

At over 800 million square feet of warehouse space, the DFW industrial market ranks as the fourth largest industrial hub in the U.S. LaSalle’s Research & Strategy group has identified DFW as one of the top performing industrial markets due to robust population and job growth driven by lower taxes and a favorable business climate which supports immigration and corporate relocations. Through year-end 2020, the DFW industrial market had experienced 41 consecutive quarters of positive absorption despite a robust construction pipeline of new warehouses.

Fort Worth Distribution Center’s 36-foot clear height, ample truck courts, newer construction features and excess trailer parking along with its immediate accessibility to essential transportation infrastructure including Interstate 35 and SH-114, the Alliance BNSF and Union Pacific intermodal rail hubs, FedEx Southwest Regional SortHub and Alliance and DFW airports – make it attractive to today’s demanding warehouse tenants.

JLL Income Property Trust’s aggregate industrial allocation is more than $1 billion, or approximately 30 percent of its 86-property, $3.6 billion diversified core real estate portfolio which includes 38 industrial properties in 12 key markets throughout the country.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.